Filed Pursuant to Rule 433

Registration No. 333-137419

February 26, 2009

ONEOK PARTNERS, L.P.

PRICING TERM SHEET

8.625% Senior Notes due 2019

The following information supplements the Preliminary Prospectus Supplement dated February 26, 2009, and is filed pursuant to Rule 433, under Registration No. 333-137149

Issuer:	ONEOK Partners, L.P.

Guarantor:	ONEOK Partners Intermediate Limited Partnership

Security Type:	Senior Unsecured Notes

Ratings (Moody’s / S&P)*:	Baa2 / BBB

Minimum Denomination:	$2,000 and any integral multiples of $1,000 in excess thereof

Pricing Date:	February 26, 2009

Settlement Date:	March 3, 2009

Maturity Date:	March 1, 2019

Principal Amount:	$500,000,000

Benchmark:	T 2 3/4% due February 15, 2019

Benchmark Yield:	2.976% 98-2

Re-offer Spread to Benchmark:	+ 570 bps

Yield to Maturity:	2.976%

Coupon:	8.625%

Public Offering Price:	99.665%

Gross Spread:	0.65%

Optional Redemption:	T + 50 bps

Interest Payment Dates:	March 1 and September 1, beginning September 1, 2009

CUSIP / ISIN:	68268NAE3 / US68268NAE31

Joint Bookrunning Managers:	SunTrust Robinson Humphrey, Inc. J.P. Morgan Securities Inc. Greenwich Capital Markets, Inc.

Senior Co-Managers:	BNP Paribas Securities Corp. Barclays Capital Inc.

Junior Co-Managers:	U.S. Bancorp Investments, Inc. Wedbush Morgan Securities Inc.
*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling toll-free SunTrust Robinson Humphrey, Inc. at (800) 685-4786, J.P. Morgan Securities Inc. collect at (212) 834-4533 or Greenwich Capital Markets, Inc. at (866) 884-2071.